Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan and the 2005 Employee Stock Purchase Plan of DexCom, Inc. of our reports dated March 3, 2011, with respect to the consolidated financial statements and schedule of DexCom, Inc. and the effectiveness of internal control over financial reporting of DexCom, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 3, 2011